Exhibit 99.1

NexPoint Real Estate Finance, Inc. Announces Offering of Senior Unsecured Notes

Dallas, TX, April 13, 2021 — NexPoint Real Estate Finance, Inc. (NYSE: NREF) (“NREF” or the “Company”) announced today that it has launched an offering of its senior unsecured notes. The Company intends to contribute the net proceeds from this offering to its operating partnership, NexPoint Real Estate Finance Operating Partnership, L.P. (the “OP”), in exchange for OP units and our OP intends to contribute the net proceeds from this offering to its wholly owned subsidiary partnership (“Subsidiary Partnership IV”), for Subsidiary Partnership IV units. Subsidiary Partnership IV intends to use the net proceeds from this offering to acquire investments that fit within the Company’s investment strategy.

Raymond James is acting as sole book-running manager for the offering. The Company is making this offering pursuant to a shelf registration statement that became effective on March 31, 2021. This offering will be made solely by means of a prospectus and prospectus supplement, copies of which may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, telephone (800) 248-8863, email: prospectus@raymondjames.com or through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About NexPoint Real Estate Finance, Inc.

NexPoint Real Estate Finance, Inc., is a publicly traded REIT, with its shares listed on the New York Stock Exchange under the symbol “NREF” primarily focused on originating, structuring and investing in first mortgage loans, mezzanine loans, preferred equity and alternative structured financings in commercial real estate properties, as well as multifamily commercial mortgage backed securities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the proposed offering and the intended use of proceeds. They are not guarantees of future results and forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement, including the ultimate geographic spread, duration and severity of the COVID-19 pandemic, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact, as well as those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should not place undue reliance on any forward-looking statements and are encouraged to review NREF’s other filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statement. The statements made herein speak only as of the date of this press release and except as required by law, NREF does not undertake any obligation to publicly update or revise any forward-looking statements.

Contacts

NexPoint Real Estate Finance, Inc.

Investor Relations

Jackie Graham

JGraham@nexpoint.com

833.463.6697